Exhibit 19
Securities Trading Policy
Fastenal Company and Subsidiaries
Revised - Effective January 1, 2024

General Statement
Fastenal has adopted this Securities Trading Policy (this 'Policy') for all employees, directors, officers and agents of Fastenal. These prohibitions apply to members of your immediate family and others living in your household. You are expected to be responsible for compliance by those individuals.
Reasons for Policy
Securities laws prohibit individuals from trading in the securities of a company while they are aware of material information about that company that is not generally known or available to the public. Because of the possible penalties imposed by law resulting from insider trading (which are very substantial), because Fastenal's reputation is among its most important assets and because of the damage to your and Fastenal's reputation if you are accused of insider trading, Fastenal has adopted this policy, which you should read and follow carefully.
Applicability
1. Covered Persons. This Policy applies to:
(a)All directors, officers and employees of Fastenal ("you"), as well as members of your immediate family and others living in the same household.
(b)All consultants and advisors to Fastenal whose work for Fastenal brings them into contact with material nonpublic information.
(c)Any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Fastenal securities are directed by any person covered by (a) or (b) above or are subject to that person's influence or control.
2.Covered Companies. This Policy applies to trading in the securities of:
(a)Fastenal; and
(b)any other company with which Fastenal is or may be doing business, such as customers, suppliers or companies with which a major transaction such as a merger, acquisition or divestiture may be or is being negotiated.
3.Material Information
From time to time, you may know about material information concerning Fastenal which has not been disclosed to the public and therefore may be considered insider information. This information may be positive or negative and may include, among other insider information, the following:
•Current revenue, earnings or losses, comparable Fastenal sales or other operating results not yet released that are substantially different from prior results or from public expectations.
•Projections of future earnings or losses that vary significantly from historical performance or from public expectations.
•Potential material financings, or acquisitions or divestitures of businesses.
•Significant changes in expansion plans.
•Actual or threatened litigation relating to Fastenal.
•Decisions of governmental or regulatory bodies affecting Fastenal.
•Changes in dividend policies or the pending declaration of a stock split or stock dividend.
•Changes in executive management.
•Default under a significant financing arrangement, or financial liquidity problems.
•Gain or loss of a material customer or vendor relationship.
However, courts have found that information which many might not regard as important is material. The courts have said that information is material if a reasonable investor, given the total mix of available information, would consider it important in deciding whether to buy, hold or sell securities —or put another way, if disclosure of such information might reasonably be expected to affect the price of securities.

Exhibit 19 (Continued)
4.    Insider Information
"Insider information" means material information (as discussed above) that has either not been disclosed to the public generally or has been disclosed so recently that sufficient time has not yet passed to allow the information to become widely available among investors and the financial community. Accordingly, if you are in possession of insider information that is subsequently disclosed to the public in a press release, you should wait to buy or sell Fastenal stock until a sufficient period of time has passed (at least one full business day after issuance of the press release) to allow the public to react to the information.
What You Cannot Do:
1.Do Not Trade While in the Possession of Insider Information. If you are aware of insider information, you cannot buy or sell Fastenal stock (including the purchase or sale of options or warrants to purchase any shares of Fastenal stock or securities convertible into or exchangeable for shares of Fastenal stock).
2.Do Not Share Insider Information with Others. You may not discuss any insider information with, or disclose it to, people outside Fastenal, including family members, friends and work associates (individuals you may have contact with during the work day that are not Fastenal employees). Also, you cannot discuss the information with people at Fastenal, unless they are authorized to share or receive it.
3.Do Not Make Trading Recommendations While in the Possession of Insider Information. You cannot make any recommendations that might encourage others to or discourage others from buying or selling Fastenal stock if you have insider information (even though you do not actually disclose the information resulting in such recommendations).
4.Do Not Sell Short. You cannot sell short any Fastenal stock.
These prohibitions apply even if you want to make the proposed purchase or sale for reasons having nothing to do with your possession of the insider information, such as your desire to raise money for unanticipated expenditures or charitable purposes. There are no exceptions to these prohibitions, except as otherwise specifically provided under "What You Can Do" below.
What You Can Do:
1Option Exercises. You may exercise options (exercise and hold) granted to you by Fastenal regardless of whether you are in possession of insider information, because stock purchases pursuant to those options are made directly from Fastenal, rather than the public. However, your sales (exercise and sell) of such option stock are subject to the restrictions of this Policy, including any sales-to-cover taxes.
2. 401-K Plan Transactions. You may make investments in the Fastenal Stock Fund of Fastenal's 401-K Plan through periodic payroll deductions regardless of whether you are in possession of insider information. However, changes to the amount of your compensation allocated to the Fastenal Stock Fund and/or the transfer of funds in or out of the Fastenal Stock Fund are subject to the restrictions of this Policy.
3.Rule 10b5-1 Plan Transactions. You may purchase or sell Fastenal stock pursuant to a contract, instruction or plan that satisfies the affirmative defense provisions of Rule 10b5-1 of the Securities Exchange Act of 1934 (a so-called "10b5-1 plan"), regardless of whether you are in possession of insider information at the time of the purchase or sale, so long as the 10b5-1 plan complies with the requirements of Rule 10b5-1 and Fastenal policy.
(a)All 10b5-1 plans utilized by Section 16 Individuals as defined in this Policy, and any modifications thereto, must be approved in writing in advance by the Board of Directors of Fastenal or such proper officer(s) of Fastenal as may be designated by the Board of Directors;
(b)In general, a 10b5-1 plan must be entered into (or modified) in good faith, not as part of a plan or scheme to evade the prohibitions of the insider trading rules and during a time when you are not aware of insider information;
(c)A 10b5-1 plan must also provide for a cooling-off period for at least the minimum period required under, and must comply with all other applicable provisions of, Rule 10b5-1.
(d)Once the plan is adopted, you must not exercise any influence over the securities subject to the plan, including the amount of securities to be traded, the price at which they are traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of the transactions in advance or delegate discretion on those matters to an independent party.

Exhibit 19 (Continued)
Trading Blackout Periods for Officers and Directors
All directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16 Individuals") shall be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of Fastenal or derivative securities thereof during the period beginning on the 16th day of the third calendar month of each fiscal quarter and continuing through the first business day following the date of public disclosure of Fastenal's financial results for that fiscal quarter. It is also the policy of Fastenal not to engage in transactions in Fastenal's securities during any trading blackout period.
In addition, Fastenal shall have the right to impose at times other than the regular quarter-end blackout period described in the previous sentence additional blackout periods during which such Section 16 Individuals will be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of Fastenal or derivative securities thereof.
These blackout period restrictions on trading shall not apply to transactions made under a pre-approved and compliant 10b5-1 plan as described above.
Required Preclearance of Trades for Officers and Directors
1.Notices of Intended Transaction and Requests for Approval. If you are a Section 16 Individual, you may not engage in any transaction (purchase, sale or gift) involving Fastenal stock without first obtaining preclearance of that transaction from Fastenal's General Counsel or other individual designated by the Board of Directors. Prior to initiating any transaction in Fastenal stock, you must deliver, during a permitted trading period, to such officer a written notice via electronic transmission prescribed by Fastenal requesting clearance to trade;
2.Clearance to Proceed with a Transaction. No preclearance notice will be an effective clearance to a trade unless and until the General Counsel responds to the notice with his or her approval in writing. Any such approval will generally be valid for no more than ten (10) business days or until the end of the current permitted trading period, unless an earlier deadline is imposed. However, the overarching prohibition on trading when you are aware of material nonpublic information regarding Fastenal remains in effect.
Hedging Transactions Prohibited by Officers and Directors
No officer or director of Fastenal who are Section 16 Individuals may, at any time, directly or indirectly, engage in any kind of hedging transaction that could reduce or limit such person's holdings, ownership or interest in or to any common shares or other securities of Fastenal, including without limitation outstanding stock options or other compensation awards the value of which are derived from, referenced to or based on the value or market price of common shares in the capital of Fastenal. Prohibited transactions include the purchase by a director or officer of financial instruments, including, without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that hedge or offset, or are designed to or that may reasonably be expected to have the effect of hedging or offsetting, a decrease in the market value of any securities of Fastenal.
What May Happen
If you buy or sell Fastenal stock shortly before something happens which changes Fastenal's stock price in a way that makes it appear you knew something not then known to the public, you may be investigated by the Securities and Exchange Commission, the NASD or others even if you in fact had no insider information. The same is true if the purchase or sale is by a friend, relative or work associate of yours. Defending against such a charge is very difficult and embarrassing, not only to you but also to Fastenal. Although it is impossible to assure that your trading in Fastenal stock will not occur shortly before such a price change, it is very important that you do your best to avoid even an appearance that you might have traded while in possession of insider information.
Possible Penalties for Trading on Insider Information
Possible penalties include: (1) a civil penalty based on a multiple of the profit made or loss avoided, (2) a criminal fine (no matter how small the profit was), and/or (3) a jail term. In addition, if you violate any of these policies, Fastenal may take any disciplinary action that it determines to be appropriate, which may include termination of your employment for cause.